Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel
Chairman & Chief Executive Officer	(212) 213-0006

David A. Walsey
Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM REPORTS THAT ADDITIONAL PHASE 3 TRIAL OF CEPLENE™ THERAPY IN THE TREATMENT OF ACUTE MYELOID LEUKEMIA PATIENTS IN COMPLETE REMISSION WILL BE REQUIRED BY THE FDA

Company Continuing Discussions with European Regulators Regarding AML Application

SAN DIEGO, Calif., January 18, 2005 — Maxim Pharmaceuticals, Inc. (NASDAQ: MAXM, SSE: MAXM) today announced that based on ongoing correspondence with the United States Food and Drug Administration (FDA), as well as consultations with external advisors, an additional Phase 3 clinical trial will be necessary to further evaluate Ceplene plus Interleukin-2 (IL-2) combination therapy for the treatment of acute myeloid leukemia (AML) patients in complete remission before applying for regulatory approval in the United States.  In May 2004 Maxim announced that its Phase 3 clinical trial studying Ceplene plus IL-2 therapy in 320 AML patients in complete remission met its primary endpoint, improvement in leukemia-free survival.  Maxim will continue discussions with the FDA regarding trial design, however, given the time and costs required to conduct another Phase 3 clinical trial, the Company believes that such trial would need to be done in collaboration with a corporate partner, and Maxim intends to pursue partnering opportunities in the United States related to Ceplene for the treatment of AML.  Maxim is continuing discussions with European Regulators to determine if an additional Phase 3 clinical trial is necessary for European regulatory approval.  The Company will continue to evaluate strategic options related to the above outcomes.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life. Ceplene, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis modulators for cancer, cardiovascular disease and degenerative diseases.

Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of the Company’s apoptosis compounds and Ceplene, the conduct and results of the Company’s clinical trials, and the Company’s plans regarding regulatory filings, future research and clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with the Company’s reliance on outside financing to meet its capital requirements, and the risks associated with the Company’s reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.